Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-206086

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated August 14, 2015)

3,167,394 Shares

Common Stock

This Prospectus Supplement No. 8 supplements the prospectus dated August 14, 2015 or the prospectus that forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-206086). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2016 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The prospectus and this prospectus supplement relate to the disposition from time to time by the selling stockholders identified in the prospectus, or their permitted transferees or other successors-in-interest, of an aggregate of 3,167,394 shares of our common stock. We are not selling any common stock under the prospectus and this prospectus supplement, and will not receive any of the proceeds from the sale of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the prospectus. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on the NASDAQ Capital Market under the symbol “CAPN.” The last reported sale price of our common stock on The NASDAQ Capital Market on January 8, 2016 was $1.61 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of the prospectus, and under similar headings in any amendments or supplements to the prospectus, and “Part II — Item 1A — Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 11, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2016

CAPNIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1235 Radio Road, Suite 110

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 17, 2015, Capnia, Inc. (“Capnia” or the “Company”) received a written notice of deficiency from The NASDAQ Stock Market (“NASDAQ”) on account of the Company’s failure to comply with NASDAQ’S Marketplace Rule 5550(b)(2), requiring the Company to maintain a $35 million minimum Market Value of Listed Securities for the Company’s common stock.

On January 8, 2016, the Company consummated the second closing of its private placement transaction (the “Private Placement”) with funds managed by Sabby Management, LLC (“Sabby”), pursuant to which it sold securities to Sabby for gross proceeds of approximately $5,445,000.40. The first closing was previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2015, at which time the Company sold securities to Sabby for gross proceeds of approximately $4,554,999.60. Following the second closing of the Private Placement, the Company has sold an aggregate of approximately $10,000,000 in securities (inclusive of the amounts raised in both the first closing and the second closing).

As a result of the Private Placement and the sale of securities to Sabby, the Company is as of January 8, 2016 in compliance with the NASDAQ’s Marketplace Rule 5550(b)(1), requiring the Company to maintain at least $2.5 million in Stockholders Equity. NASDAQ will continue to monitor the Company’s ongoing compliance with the continued listing standards for NASDAQ Capital Market Companies and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPNIA, INC.
Date: January 11, 2016
	By:	/s/ David D. O’Toole
David D. O’Toole
Chief Financial Officer